  As filed with the Securities and Exchange Commission on April 12, 1999

                                                Registration No. 333-75635
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                            AMENDMENT NO.1 TO

                                 FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                              ITC/\DELTACOM, INC.
            (Exact name of registrant as specified in its charter)
                                --------------
       Delaware                      4813                58-2301135
   (State or other       (Primary Standard Industrial (I.R.S. Employer
   jurisdiction of        Classification Code Number)  Identification
   incorporation or                                       Number)
    organization)
                            1241 O.G. Skinner Drive
                           West Point, Georgia 31833
                                (706) 645-3880
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                --------------
                               Andrew M. Walker
                            Chief Executive Officer
                              ITC/\DeltaCom, Inc .
                            1241 O.G. Skinner Drive
                           West Point, Georgia 31833
                                (706) 645-3880
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                  Copies to:
                            Nancy J. Kellner, Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                (202) 637-5600
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                --------------
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
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
                                                  Proposed          Proposed
    Title of Each Class of       Amount to be   Maximum Price  Maximum Aggregate      Amount of
Securities to be Registered(1)   Registered(2)  per Security  Offering Price(2)(3) Registration Fee
---------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........              (4)            (4)              (4)
Preferred Stock, par
 value $0.01 per share..              (4)            (4)              (4)
Depositary Shares,
 representing Preferred
 Stock..................              (4)            (4)              (4)
Warrants(5).............              (4)            (4)              (4)
Stock Purchase Contracts
 and Stock Purchase
 Units(6)...............              (4)            (4)              (4)
Subscription Rights(7)..              (4)            (4)              (4)
---------------------------------------------------------------------------------------------------
 Total..................        $300,000,000(7)      (4)        $300,000,000(8)     $83,400(9)(10)

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(1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as shares of preferred stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of common stock issuable upon the exchange or conversion of shares of preferred stock so offered or sold that are exchangeable for or convertible into shares of common stock or upon the exercise of common stock, preferred stock or depositary share warrants or rights so offered, sold or distributed. This registration statement also covers shares of preferred stock, depositary shares, shares of common stock, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the shares of preferred stock, depositary shares, shares of common stock, warrants and/or rights.
(2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale.
(3) Estimated solely for purposes of calculating the registration fee under Rule 457.
(4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(5) The warrants covered by this registration statement may be preferred stock warrants, depositary share warrants or common stock warrants.
(6) Stock Purchase Contracts and Stock Purchase Units with respect to Common Stock or Preferred Stock.
(7) Subscription rights evidencing the right to purchase Common Stock, Preferred Stock, Depositary Shares or Warrants.
(8) The aggregate maximum offering price of all securities issued under this registration statement will not exceed $300,000,000. No separate consideration will be received for shares of preferred stock or common stock that are issued upon conversion or exchange of shares of preferred stock or depositary shares registered hereunder or for shares of preferred stock distributed upon termination of a deposit arrangement for depositary shares.
(9) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(10) Previously paid.
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                Preliminary Prospectus dated April 12, 1999
PROSPECTUS

                                  $300,000,000


               Common Stock, Preferred Stock, Depositary Shares,
      Warrants, Subscription Rights, Stock Purchase Contracts to Purchase
            Common Stock or Preferred Stock and Stock Purchase Units


By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

 . shares of our common        . warrants exercisable
  stock,                        for our common stock,
                                preferred stock or
                                depositary shares,

 . shares of our
  preferred stock,

                              . subscription rights
                                evidencing the right
                                to purchase any of the
                                above securities, and

 . shares of our
  preferred stock
  represented by
  depositary shares,

                              . stock purchase
                                contracts to purchase
                                common stock or
                                preferred stock and
                                stock purchase units.

The aggregate initial offering price of these "offered securities" that we may issue will not exceed $300,000,000.

  We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus.

  Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "ITCD." On April 9, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $24.9375.

  You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

  Investing in the offered securities involves risks. See "Risk Factors" beginning on page 1 of this prospectus.

                                  -----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                  -----------

                  The date of this prospectus is      , 1999.

                               TABLE OF CONTENTS

Prospectus                                                                Page
----------                                                                ----
Risk Factors.............................................................   1
Cautionary Note Regarding Forward-Looking Statements.....................  15
About This Prospectus....................................................  16
Where You Can Find More Information......................................  16
About ITC/\DeltaCom.......................................................  18
Use of Proceeds..........................................................  19
ERISA Matters............................................................  19
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  20
Description of Common Stock..............................................  21
Description of Preferred Stock...........................................  23
Description of Depositary Shares.........................................  27
Description of Warrants..................................................  31
Description of Stock Purchase Contracts to Purchase Common Stock or
 Preferred Stock and Stock Purchase Units................................  32
Description of Subscription Rights.......................................  33
Plan of Distribution.....................................................  34
Legal Matters............................................................  36
Experts..................................................................  36

                           -------------------------

   If it is against the law in any state to make an offer to sell the securities, or to solicit an offer from someone to buy the securities, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

   You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any supplement is accurate only as of any date on the front cover of these documents.

                                  RISK FACTORS

   We provide integrated voice and data telecommunications services on a retail basis to mid-sized and major regional businesses in the southern United States. We call this business segment our Retail Services. We are also a leading regional provider of wholesale long-haul services to other telecommunications companies. We call this business segment our Carriers' Carrier Services. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States. A more detailed description of our business may be found in our Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission on March 25, 1999. See "Where You Can Find More Information" to obtain a copy of this Annual Report.

   In addition to the other information contained and incorporated by reference in this prospectus, you should carefully consider the following risk factors relating to ITC/\DeltaCom and our common stock before purchasing the offered securities.

WE EXPECT TO CONTINUE TO HAVE OPERATING LOSSES AND NEGATIVE CASH FLOW AFTER CAPITAL EXPENDITURES WHICH MAY RESULT IN OUR FAILURE TO MEET OUR WORKING CAPITAL AND DEBT SERVICE REQUIREMENTS

   As we have implemented our business strategy to expand our telecommunications service offerings, expand our fiber optic network and enter new markets, we have experienced operating losses and negative cash flow after capital expenditures. We expect this will continue during the next several years as we continue to expand our business and make substantial capital expenditures. If we cannot achieve or sustain operating profitability and positive net cash flow, we may not be able to obtain the funds necessary to continue our operations or to repay amounts due on our outstanding indebtedness. We cannot assure you that we will achieve or sustain profitability or positive net cash flow in the future. See "--We may not have, or be able to obtain, the significant amounts of capital that we need to expand our network, operations and services as planned."

WE MAY NOT HAVE, OR BE ABLE TO OBTAIN, THE SIGNIFICANT AMOUNTS OF CAPITAL THAT WE NEED TO EXPAND OUR NETWORK, OPERATIONS AND SERVICES AS PLANNED

   We need significant capital to expand our network, operations and services in accordance with our business plans. We have continued to accelerate expansion of our fiber optic network and our Retail Services segment for which we have made significant capital expenditures. During 1998, we made capital expenditures of approximately $148 million on a consolidated basis. We currently estimate that our capital expenditures will total approximately $125 million in 1999. In addition, we expect to make substantial capital expenditures after 1999 and are in the process of evaluating those requirements. If our estimates are inaccurate and/or we do not have access to the capital that we require, we will need to change our business plans. This could have a material adverse effect on our business, financial condition and results of operations.


   Our planned capital expenditures primarily will be for:

  . continued development and construction of our fiber optic network, including transmission equipment;

  . continued addition of facilities-based local telephone service to our bundle of integrated telecommunications services, including acquisition and installation of switches and related equipment;

  . the addition of switching capacity, electrical equipment and additional collocation space in connection with the expansion of our provision of local telecommunications services to Internet service providers, or ISPs;

  .  market expansion; and

  .  infrastructure enhancements, principally for information systems.

   We expect to have sufficient funds to enable us to expand our business as currently planned through the second quarter of 2001. We believe that these funds will be provided by:

  . cash on hand, which amounted to approximately $184.2 million at December 31, 1998;

  .  cash flow from operations; and

  .  borrowings available under our $50.0 million revolving credit facility.

However, we cannot assure you that our capital resources will permit us to fund the planned expansion of our network, operations and services.

   If our current sources of funds are unavailable to fund our business plans, we may need to seek additional funds. These additional funds may come from public and private equity and debt financings, but we cannot assure you that we will be able to obtain any additional funds on a timely basis, on terms that are acceptable to us or at all. Our inability to obtain the capital that we need to implement our current business plans could have a material adverse effect on our business, financial condition and results of operations.

   After the second quarter of 2001, or sooner if our estimates are not accurate for any reason, we may need to seek additional financing:

  .  to fund capital expenditures;

  .  for working capital;

  . to fund new business activities related to our current and planned businesses; and

  . to acquire, or enter into joint ventures and strategic alliances with, other businesses.

   These additional funds may come from public and private equity and debt financings, or from borrowing from one or more lenders. We cannot assure you that we will be able to obtain any additional funds on a timely basis, on terms that are acceptable to us, or at all. If we cannot generate or obtain these additional funds, we may have to delay or abandon some or all of our future plans or expenditures. This could have a material adverse effect on our business, financial condition and results of operations.

   Our estimate of future capital requirements is a "forward-looking statement" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements may differ substantially from our estimate due to factors such as:

  .  regulatory, technological, or competitive developments;

  .  unforeseen delays;

  .  cost overruns;

  .  changes in demand for our services; and

  .  new market developments and opportunities.

WE HAVE SIGNIFICANT DEBT AND WE MAY BE UNABLE TO SERVICE THAT DEBT

   We have significant debt. Set forth below are some of our recent historical results on a consolidated basis.

                                        Year ended                    Year ended
     At December 31, 1998            December 31, 1997             December 31, 1998
     --------------------            -----------------       ----------------------------
 Indebtedness of $417.9        Earnings insufficient to      Earnings insufficient to
  million                      cover fixed charges by $13.7  cover fixed charges by $32.4
                               million                       million

 Stockholders' equity of       EBITDA, as adjusted, less     EBITDA, as adjusted, less
  $118.2 million               capital expenditures and      capital expenditures and
                               interest expense of negative  interest expense of negative
                               $43.5 million                 $156.7 million

   EBITDA, as adjusted, consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. We have included EBITDA, as adjusted, data because it is a measure commonly used in the industry. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

   We cannot assure you that we will be able to improve our earnings before fixed charges or that we will be able to meet our debt service obligations. We will be in default under the terms of our debt obligations if:

  . we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments or

  . we otherwise fail to comply with the various covenants in our debt obligations. A default would permit the holders of the indebtedness to accelerate its maturity.

   This, in turn, could cause defaults under our other indebtedness and would have a material adverse effect on our business, financial condition and results of operations.

   Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

  . limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our flexibility in planning for, or reacting to, changes in our business;

  . placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

  . making us more vulnerable to a downturn in our business or the economy generally; and

  . requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

   To be able to meet our debt service requirements we must successfully implement our business strategy. Therefore, we will need to:

  .  expand our network;

  .  obtain and retain a significant number of customers; and

  .  experience significant and sustained growth in our cash flow.

   We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

   If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain such financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including without limitation, the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.

OUR CURRENT INDEBTEDNESS CONTAINS RESTRICTIVE COVENANTS

   We are subject to restrictions under:

  . the indenture pursuant to which our $125 million principal amount of 9 3/4% Senior Notes due November 15, 2008 were issued (the "November 1998 Note Indenture");

  . the indenture pursuant to which our $160 million principal amount of 8 7/8% Senior Notes due March 1, 2008 were issued (the "March 1998 Note Indenture");

  . the indenture pursuant to which our $200 million principal amount of 11% Senior Notes due June 1, 2007 were issued (the "1997 Note Indenture"); and

  .  our $50.0 million revolving credit facility.

   These restrictions affect and, in certain cases, significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to:

  .  incur additional indebtedness;

  .  create liens;

  .  make investments;

  .  issue stock; and

  .  sell assets.

   The November 1998 Note Indenture, the March 1998 Note Indenture and the 1997
Note Indenture (collectively, the "Indentures") restrict our ability to incur indebtedness, other than indebtedness to finance the acquisition of equipment, inventory or network assets, by requiring compliance with specified leverage ratios. In addition, if and when we borrow funds under our credit facility, our credit facility will require us to maintain certain financial ratios. We cannot assure you that we will be able to maintain the required ratios following such borrowing. In addition, these restrictive covenants may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest. See "--We have significant debt and we may be unable to service that debt."

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH SUCCESSFULLY

   The expansion and development of our business will depend upon, among other things, our ability to:

  .  successfully implement our sales and marketing strategy;

  .  evaluate markets;

  .  design fiber routes;

  .  secure financing;

  .  install facilities;

  .  acquire rights of way;

  .  obtain any required government authorizations;

  . interconnect to, and collocate with, facilities owned by incumbent local exchange carriers; and

  . obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers.

   These all must be accomplished in a timely manner, at reasonable cost and on satisfactory terms and conditions. Our rapid growth, particularly in the provision of Retail Services, has placed, and the growth we anticipate in our other services may in the future also place, a significant strain on our administrative, operational and financial resources. Our ability to continue to manage our growth successfully will require us to:

  . enhance our operational, management, financial and information systems and controls; and

  . hire and retain qualified sales, marketing, administrative, operating and technical personnel.

   We cannot assure you that we will be able to do so. In addition, as we increase our service offerings and expand our targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. These demands will be intensified if we continue to accelerate our expansion plans. Our inability to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition.

DEVELOPMENT AND EXPANSION OF OUR BUSINESS, INCLUDING THROUGH ACQUISITIONS, IS SUBJECT TO REGULATORY AND MARKET RISKS

   The successful implementation of our business strategy to provide an integrated bundle of telecommunications services and expand our operations will be subject to a variety of risks, including:

  .  competition and pricing;

  .  the availability of capital on favorable terms;

  .  regulatory uncertainties;

  .  operating and technical problems;

  . the need to establish and maintain interconnection and collocation arrangements with incumbent local exchange carriers in our target markets; and

  .  the potential difficulties of offering local exchange services.

   In addition, the expansion of our business may involve acquisitions of other telecommunications businesses and assets that, if made, could divert our resources and management time and could require integration with our existing operations. We cannot assure you that any acquisitions could be successfully integrated into our operations or that any acquired business will perform as expected. Our failure to implement our expansion and growth strategy successfully would have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS IS SUBJECT TO SIGNIFICANT COMPETITIVE PRESSURES

   Our industry is highly competitive and the level of competition, particularly with respect to pricing, is increasing. For example, prices for long distance services and for data transmission services have declined substantially in recent years. These prices are expected to continue to decline, which will adversely affect our gross margins as a percentage of revenues. In addition, many of our existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than our own. We cannot assure you that we will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of our markets.

  . We face intense competition from incumbent local exchange carriers, especially BellSouth

   Local telephone and intraLATA long distance services substantially similar to those that we offer are also offered by the incumbent local exchange carriers serving the markets that we serve or plan to serve. BellSouth is the incumbent local exchange carrier and a particularly strong competitor in most of these markets. BellSouth and other incumbent local exchange carriers already have relationships with every customer. These carriers may be able to subsidize services of the type we offer from service revenues not subject to effective competition, which could result in even more intense price competition.

  . Other competitors and technologies in our industries may further increase competition

   Providers of long distance services and Carriers' Carrier Services. We compete with long distance carriers in the provision of interLATA long distance services and Carriers' Carrier Services. The interLATA long distance market consists of three major competitors, AT&T, MCI WorldCom and Sprint. Other companies operate or are building networks in the southern United States and other geographic areas. Our other competitors in the long distance services and Carriers' Carrier Services markets are likely to include Regional Bell Operating Companies, or RBOCs, providing out-of-region and, with the future removal of regulatory barriers, in-region long distance services, other competitive local exchange carriers, microwave and satellite carriers, and private networks owned by large end-users. We also compete with direct marketers, equipment vendors and installers, and telecommunications management companies with respect to certain portions of our business.

   Wireless providers. In the future, providers of wireless services may offer products that increasingly become a substitute for, rather than only a supplement to, a customer's wireline communications services. Competition with providers of wireless telecommunications services may be intense. Many of our potential wireless competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than our own. In recent years, the FCC has made additional spectrum available through public auction for use in wireless communications, including broadband local loops.

   New transmission technologies. We also may increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because at present they do not pay carrier access charges or universal service fees. Other competitors are also deploying new transmission technologies in their networks to upgrade capacity and reduce costs. For example, in June 1998, Sprint announced its intention to offer voice, data and video services over its nationwide Asynchronous Transmission Mode, or ATM, network, which Sprint anticipates will significantly reduce its cost to provide such services. Sprint plans to bill its customers based upon the amount of traffic carried, without regard to the time required to send the traffic or the traffic's destination. Other advanced networks are being deployed by other carriers.

   Competitive local exchange carriers. We will face competition in the markets in which we operate from one or more competitive local exchange carriers operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T, MCI WorldCom, Sprint and others have begun to offer local telecommunications services, either directly or in conjunction with other competitive local exchange carriers in certain locations, and are expected to expand that activity as opportunities created by the Telecommunications Act develop. BellSouth has announced plans to provide local service in areas of its region where it is not the incumbent local exchange carrier, and to establish its own less regulated "competitive local exchange carrier" subsidiaries.

  .  Business combinations and strategic alliances may increase competition

     A continuing trend toward business combinations and strategic alliances in the telecommunications industry may further increase competition. For example, the national long distance carrier WorldCom has merged with MCI. MCI WorldCom also acquired competitive local exchange carriers, including MFS Communications Company, Inc. and Brooks Fiber Properties, Inc. AT&T has acquired another competitive local exchange carrier, Teleport Communications Group Inc., as well as Tele-Communications, Inc., a major cable television operator, and has announced plans to provide services in conjunction with Time Warner Inc. AT&T has also announced plans to enter into a joint venture with British Telecommunications plc to combine the international assets and operations of each company, including their existing international networks. On May 11, 1998, SBC Communications, a holding company that owns Southwestern Bell and Pacific Bell, and Ameritech announced their intent to merger which, if approved, would mean that the seven original RBOCs have been reduced to four. Other proposed or completed acquisitions include:

    . Qwest's acquisition of LCI International, Inc. in June 1998 which created the nation's fourth-largest long distance carrier

    .  Bell Atlantic's proposed acquisiton of GTE announced in July 1998

    .  SBC's proposed strategic alliance with Williams Communcations

     These types of strategic alliances and business combinations could put us at a significant competitive disadvantage.

   .  Recent legislation and regulation may also increase competition

  Long distance services. The Telecommunications Act of 1996 creates the foundation for increased competition in the long distance market from the incumbent local exchange carriers. Such competition could affect the successful implementation of our business plans. For example, certain provisions of the Telecommunications Act eliminate previous prohibitions on the provision of both retail and carriers' carrier interLATA long distance services by the RBOCs, subject to compliance by such companies with requirements set forth in the Telecommunications Act and implemented by the FCC. The FCC has rejected RBOC applications to provide interLATA services, including applications from BellSouth covering the states of South Carolina and Louisiana. However, the FCC, various states and other parties are actively considering actions that could expedite approval of interLATA service. BellSouth has filed new applications to provide such service in Alabama, Georgia, Kentucky and North Carolina and is expected to apply for authority in other states in the near future. In addition, legislation to relax the interLATA restriction may be considered in Congress. We could be adversely affected if the RBOCs, and particularly BellSouth, are allowed to provide wireline interLATA long distance services within their own regions before local competition is established.

   Broadband local services. The FCC has proposed new rules that would give the major incumbent local exchange carriers more freedom in these areas if they offer such services through separate subsidiaries. Specifically, incumbent local exchange carriers would be allowed to offer advanced data services through such subsidiaries without dominant carrier regulation and without the obligation to make network facilities and services of that affiliate available to competitors. The FCC is expected to take action on this matter during 1999. We are evaluating how such actions would impact our ability to compete with BellSouth and other incumbent local exchange carriers. In a related development, cable operators are beginning to offer customers broadband access to the Internet, and AT&T has made arrangements to acquire the use of such cable network for telecommunications services on an exclusive basis. We could be adversely affected if in the future it is not able to offer broadband services to certain customers due to limitations on its ability to reach such customers over broadband local network facilities.

   Additional flexibility for incumbent local exchange carriers. The FCC is considering proposed new policies and rules that would grant the incumbent local exchange carriers additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider incumbent local exchange carrier requests for similar regulatory relief with respect to intrastate services. Such flexibility is likely to come first for services offered in the business market. Any pricing flexibility or other significant deregulation of the incumbent local exchange carriers could have a material adverse effect on our business. If the incumbent local exchange carriers are permitted to engage in increased volume and discount pricing practices prior to full competition in local services, or if the incumbent local exchange carriers seek to delay implementation of interconnection by competitors to their networks or charge excessive interconnection fees, our results of operations and financial condition could be adversely affected.

   Access charges; universal service. We also could be adversely affected by FCC or state regulatory decisions affecting access charges and universal service. Such decisions could increase our costs of providing service or limit our ability to recover those costs from rates charged to customers. The effect on us would be particularly adverse to the extent that it bears a disproportionate share of these costs compared to its competitors. These matters are the subject of ongoing regulation, and important issues regarding the future of access and universal service charges remain to be resolved.

WE FACE SIGNIFICANT CHALLENGES IN OFFERING LOCAL SERVICES, INCLUDING THE NEED TO MAKE SIGNIFICANT INVESTMENTS AND COMPETE WITH ESTABLISHED PROVIDERS

   We will have to continue to make significant operating and capital investments, and address numerous operating complexities, to implement our local exchange services strategy. We are required to:

  .  develop new products, services and systems;

  .  develop new marketing initiatives;

  .  train our sales force in connection with selling these services; and

  . implement the necessary billing and collecting systems for these services.

   In addition, we expect to continue to face significant pricing and product competition from the RBOCs, whose core business is providing local dial tone service and who are currently the dominant providers of services in their markets. We also will face significant competitive product and pricing pressures from other incumbent local exchange carriers and from other companies like us which attempt to compete in the local services market.

   We also expect that the addition of local service to our bundle of telecommunications services will continue to have a negative impact on our gross margin as a percentage of revenues. This is because the gross margin on the resale of local services through incumbent local exchange carrier facilities is lower than the gross margin on our other lines of business. Gross margin means gross revenues less cost of services.

THE LONG DISTANCE TRANSMISSION INDUSTRY IS SUBJECT TO PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

   Since shortly after the AT&T divestiture in 1984, the long distance transmission industry generally has experienced over-capacity and declining prices. These trends have exerted downward pressure affecting our Carriers' Carrier Services and we anticipate that prices for our Carriers' Carrier Services will continue to decline over the next several years. Dramatic and substantial price reductions in the long distance industry could force us to reduce our prices significantly, which could have a material adverse effect on our business, financial condition and results of operations.

   We expect these price declines will occur because:

  .  some long distance carriers are expanding their capacity generally;

  . other existing long distance carriers and potential new carriers are constructing new fiber optic and other long distance transmission networks in the southern United States, and BellSouth is likely to receive authority to use its excess capacity to market in-region interLATA services;

  . expansion and new construction of transmission networks is likely to create substantial excess capacity relative to demand in the short or medium term. Persons building such lines are likely to install fiber optic cable that provides substantially more transmission capacity than will be needed because the cost of the actual fiber is a relatively small portion of the overall cost of constructing new lines;

  . recent technological advances may also greatly expand the capacity of existing and new fiber optic cable; and

  . the marginal cost of carrying an additional call over existing fiber optic cable is extremely low.

   An increase in the capacity of our competitors could adversely affect our business, even if we are also able to increase our capacity. If industry capacity expands so much that available capacity exceeds overall demand along any of our routes, severe additional pricing pressure could develop. See "--Our business is subject to significant competitive pressures."

THE LOCAL AND LONG DISTANCE INDUSTRIES ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION, AND THE REGULATIONS MAY CHANGE

   We are required to obtain authorizations from the FCC and state public utility commissions to offer some of our telecommunications services. We are also required to file tariffs for many of our services and to comply with local license or permit requirements relating to installation and operation of our network. Any of the following could have a material adverse effect on our business, results of operations and financial condition:

  .  failure to maintain proper federal and state tariffs;

  .  failure to maintain proper state certifications;

  .  failure to comply with federal, state or local laws and regulations;

  .  failure to obtain and maintain required licenses and permits;

  . burdensome license or permit requirements to operate in public rights-of-way; and

  .  burdensome or adverse regulatory requirements or developments.

   In addition, we recently entered the newly-created competitive local telecommunications services industry. The local telephone services market was opened to competition through the passage of the Telecommunications

Act. Because the FCC and the states are still implementing many of the rules and policies necessary for local telephone competition, and addressing other related issues, it is uncertain how successful the Telecommunications Act will be in creating local competition. There is little practical experience under the decisions that have been made to date. If we are required to change or delay our offering of local services as a result of changes in regulatory requirements, we may experience adverse effects on our business, results of operations and financial condition.

WE DEPEND ON ACCESS SERVICE FROM INCUMBENT LOCAL EXCHANGE CARRIERS TO PROVIDE LONG DISTANCE AND INTEREXCHANGE PRIVATE SERVICES, AND WE COULD BE ADVERSELY AFFECTED IF WE DO NOT BENEFIT FROM REDUCED ACCESS CHARGES AT LEAST AS MUCH AS OUR COMPETITORS

   We depend on incumbent local exchange carriers to provide access service for the origination and termination of our toll long distance traffic and interexchange private lines. Historically, charges for such access service have made up a significant percentage of the overall cost of providing long distance service. In 1998, the FCC implemented changes to its interstate access rules that, among other things, have reduced per-minute access charges and substituted new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. Additional access charge adjustments will be implemented in the future. The impact of these changes on us or our competitors is not yet clear. We could be adversely affected if we do not experience access cost reductions proportionally equivalent to those of our competitors. Insofar as new Internet-based competitors continue to be exempt from these charges, they could enjoy a significant cost advantage in this area.

IF WE ARE UNABLE TO INTERCONNECT WITH BELLSOUTH AND INCUMBENT LOCAL EXCHANGE CARRIERS ON ACCEPTABLE TERMS, OUR ABILITY TO OFFER LOCAL TELEPHONE SERVICES WILL BE ADVERSELY AFFECTED

   In August 1996, the FCC adopted rules and policies (1) implementing the local competition provisions of the Telecommunications Act and (2) imposing obligations on the incumbent local exchange carriers, including the RBOCs, to enter into interconnection agreements with new competitive entrants like ITC/\DeltaCom. We depend on our interconnection agreements with incumbent local exchange carriers such as BellSouth, GTE and Sprint to:

  . provide local telephone service through access to local loops, termination service and, in some markets, central office switches of such carriers;

  . resell local telephone services that we obtain from the incumbent local exchange carriers on a wholesale basis; and

  . obtain operational support to ensure timely delivery to us of network elements and wholesale services from the incumbent local exchange carriers.

   In January 1999, the U.S. Supreme Court upheld the FCC's authority to adopt and implement these rules, but many aspects of such implementation remain to be determined. For example, the FCC will be reconsidering the circumstances in which it is necessary for new carriers to use particular network elements of the incumbent exchange carriers. Any restriction on the availability of network elements could have a materially adverse effect on us.

   Incumbent local exchange carriers meet their obligations under the Telecommunications Act through the use of interconnection agreements negotiated with competitive local exchange carriers under regulatory supervision. Such agreements have been the subject of ongoing disputes, and key issues remain open. Our ability to successfully negotiate interconnection agreements on a timely basis and on favorable terms is critical to our ability to provide local services on a competitive and profitable basis. We cannot assure you that we will be able to enter into or renew interconnection agreements that permit us to offer local services at rates that are both profitable and competitive. Any successful effort by the incumbent local exchange carriers to deny or substantially limit our access to their network elements or wholesale services would have a material adverse effect on our ability to provide local telephone services. This would have a material adverse effect on our business, results of operations, and financial condition.

   Our interconnection agreement with BellSouth is our most significant interconnection agreement, enabling us to provide local services in all nine markets in which BellSouth operates. That agreement currently allows us to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without having to buy or build our own facilities. The terms of that interconnection agreement, including interim pricing terms to which we and BellSouth have agreed, have been approved by state regulatory authorities in all states in which BellSouth operates. These interim pricing terms remain subject to review and modification by such authorities. In addition, the BellSouth interconnection agreement does not resolve all operational issues. We and BellSouth are continuing to negotiate to resolve those issues.

   The BellSouth interconnection agreement expires on July 1, 1999. We have begun negotiations with BellSouth to renew the terms of the interconnection agreement. In the event we fail to agree with BellSouth on renewal terms by July 1, 1999, the agreement provides that the parties will continue to exchange traffic under the current agreement until such time as renewal terms, conditions and prices are ordered by a state commission or negotiated by the parties. The new terms, conditions and prices would then be effective retroactive to July 1, 1999. We cannot assure you that we will be able to renew the interconnection agreement with BellSouth on favorable terms, or at all.

   Under the Telecommunications Act, the RBOCs will not be permitted to provide in-region interLATA long distance services until there is adequate competition in the local services industry. This provides some incentive to the RBOCs to provide access to their facilities to competitive new entrants such as ITC/\DeltaCom. We cannot assure you, however, that once BellSouth or other RBOCs are permitted to offer long distance service, they will continue to be willing to enter into interconnection agreements with us that will enable us to provide local services on competitive and profitable terms.

WE ARE DEPENDENT UPON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS TO EXPAND AND MAINTAIN OUR FIBER OPTIC NETWORK

   To construct and maintain our fiber optic network, we have obtained easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors and local governments. We cannot assure you that we will continue to have access to existing rights of way and franchises after the expiration of our current agreements, or that we will obtain additional rights necessary to extend our network on reasonable terms. If a franchise, license or lease agreement were terminated and we were forced to remove or abandon a significant portion of our network, such termination could have a material adverse effect on our business, results of operations, and financial condition. Similarly, our business plans could be adversely affected if our network expansion is hindered through delays or denials of rights of way, easements or related licenses on competitive terms.

WE ARE DEPENDENT ON OUR NETWORK INFRASTRUCTURE, PORTIONS OF WHICH WE DO NOT OWN

   Network agreements may be terminated. We have effectively extended our network with minimal capital expenditures by entering into marketing and management agreements with three public utility companies to sell long-haul private line services on the fiber optic networks owned by these companies. Under these agreements, which have remaining terms ranging from three to six years, we generally earn a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility's networks. We also have an agreement to buy and sell capacity with Carolinas Fibernet, which manages fiber optic facilities in North Carolina and South Carolina. Cancellation or non-renewal of any of these agreements could materially adversely affect our business, results of operations, and financial condition.

   Some of our agreements are non-exclusive. In addition, two of our three agreements with the public utility companies are nonexclusive, and we may encounter competition for capacity on the utilities' networks from other service providers that enter into comparable arrangements with the utilities. Any reduction in the amount of capacity that is made available to us could adversely affect us. To the extent that we are unable to establish similar arrangements in new markets, we may be required to make additional capital expenditures to extend our fiber optic network.

   We may experience network equipment failures or cable cuts. Our business also could be materially adversely affected by a cable cut or equipment failure in our fiber optic network. A substantial portion of our owned and managed fiber optic network is not protected by electronic redundancy in the event of a total cable cut. Electronic redundancy enables us to reroute traffic to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure.

WE ARE DEPENDENT ON CERTAIN LARGE CUSTOMERS FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUES AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO RETAIN THOSE CUSTOMERS

   The table below sets forth, for the years ended December 31, 1997 and 1998, the percentage of our consolidated revenues accounted for by our two largest Carriers' Carrier customers and our five largest Retail Services customers.

                              Year ended December 31, 1997  Year ended December 31, 1998
                              ----------------------------  ----------------------------
Two largest Carriers'
 Carrier customers..........  Approximately 12.5% of        Approximately 13.1% of
                              consolidated revenues         consolidated revenues

Five largest Retail Services
 customers..................  Approximately 10.0% of        Approximately 8.5% of
                              consolidated revenues         consolidated revenues

   We cannot assure you that we will be able to retain our customers. The loss of, or a significant decrease of business from, any of our largest customers would have a material adverse effect on our business, results of operations and financial condition.

   For both Carriers' Carrier Services and Retail Services, our customers generally have concurrent arrangements with more than one service provider. This enables our customers to reduce their use of our services and switch to other providers without incurring significant expense. Our agreements with our customers generally provide that the customer may terminate service without penalty in the event of specified types of outages in service and for other defined causes. As of December 31, 1998, our Carriers' Carrier business had remaining future long-term contract commitments totaling approximately $139.7 million. Some of those contractual commitments provide that, if the customer is offered lower pricing with respect to any circuit by another carrier, the customer's commitment to us will be reduced to the extent we do not match the price for such circuit and the customer purchases such circuit from the other carrier.

WE ARE DEPENDENT ON SOPHISTICATED BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

   We depend on sophisticated information and processing systems to grow, monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we increase our provision of dial tone and switched local access services, the need for enhanced billing and information systems will also increase. Our inability to identify adequately all of our information and processing needs, or to upgrade systems as necessary, could have a material adverse effect on our ability to reach our objectives and on our financial condition and results of operations.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US

   The Year 2000 issue is the result of computer programs using two digits, rather than four, to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Our Year 2000 readiness program is described below. However, we cannot know the actual effects of the Year 2000 issue on our business and operations until the Year 2000. If we and/or our major vendors, third party network service providers, and other material service providers and customers fail to adequately address our respective Year 2000 issues in a timely manner, this could have a material adverse effect on our business, results of operations, and financial condition.

   We have undertaken a comprehensive program to address the Year 2000 issue with respect to the following:

  . our information technology and operating systems, including our network switching, customer service, call detail and billing systems;

  . our non-information technology systems, such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology;

  . the systems of our major vendors, third party network service providers and other material service providers, insofar as they relate to our business; and

  .  our major Carriers' Carrier and Retail Services customers.

   Our Year 2000 program involves:

  .  a wide-ranging assessment of the Year 2000 problems that may affect us;

  . the development of remedies to address the problems discovered in the assessment phase;

  .  testing of the remedies; and

  .  the preparation of contingency plans to deal with worst case scenarios.

   As part of the assessment phase of this program, we have identified substantially all of the major components of the systems described above. To determine the extent to which those systems are vulnerable to the Year 2000 issue, we:

  .  evaluated our internally developed software applications; and

  . made inquiries of substantially all of our significant hardware, software and other equipment vendors, third party network service providers, other material service providers and material customers requesting detailed, written information related to Year 2000 compliance.

   To date, we have received and analyzed responses from a substantial majority of our major vendors and service providers and from our significant Carriers' Carrier and Retail Services customers. We are investigating, and intend to closely monitor, the Year 2000 readiness of the three public utilities that own and operate approximately 3,650 miles of our approximately 7,800-mile fiber optic network. All of those utilities have indicated that they are addressing the issue. In addition, we have begun to follow up with respect to those entities that have not yet responded to our Year 2000 inquiries.

   Based upon the results to date of our assessment efforts, we have begun our remediation and testing phase. We intend to complete this phase by the second quarter of 1999. After we complete our internal, integrated systems testing, we intend to conduct laboratory-simulated integrated systems testing in an effort to demonstrate Year 2000 compliance of our systems as they interface with external systems and equipment of major vendors, third party network providers, other material service providers and customers. We have begun to develop contingency plans to handle our most reasonably-likely worst case Year 2000 scenarios, which have not yet been identified fully. We intend to complete our determination of worst case scenarios after we have received and analyzed responses to substantially all of the inquiries we have made. Following that phase, we intend to develop a timetable for completing our contingency plans.

   Through the end of 1998, we incurred approximately $1.1 million in costs for our Year 2000 program. We currently estimate that, in 1999, we will incur additional expenses which are not expected to exceed approximately $1.0 million to complete our Year 2000 compliance work. These costs, which may vary from the estimates, have been, and will continue to be, expensed as incurred.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH RAPID CHANGES IN TECHNOLOGY

   The telecommunications industry is subject to rapid and significant changes in technology. In addition, we may be required to select in advance one emerging technology over another, but it will be impossible to predict with any certainty, at the time we are required to make our investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage. Unexpected developments, or our failure to adapt to them, could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL

   Our business is currently managed by a small number of key management and operating personnel. We do not have any employment agreements with, nor do we maintain "key man" insurance on, these employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS COULD VARY SIGNIFICANTLY FROM PERIOD TO PERIOD PRIMARILY DUE TO HIGH EXPENSES

   Our revenues and operating results could vary significantly from period to period for many reasons, including:

  . significant expenses associated with the construction and expansion of our network and services;

  .  competition and regulatory developments;

  .  changes in market growth rates for our products and services;

  .  availability or announcement of alternative technologies; and

  .  general economic conditions.

   These factors and any resulting fluctuations in our operating results will make period to period comparisons of our financial condition less meaningful and could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE SEVERAL LARGE STOCKHOLDERS WHO MAY INFLUENCE OUR AFFAIRS

   As of December 31, 1998, Campbell B. Lanier, III beneficially owned approximately 16% of the outstanding common stock. To the extent that Mr. Lanier exercises his voting and investment rights in concert with other stockholders, Mr. Lanier and such other stockholders may be able to exercise control over our business by virtue of their voting power with respect to the election of directors and other actions requiring stockholder approval.

WE DO NOT PAY DIVIDENDS

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. Additionally, our Indentures and our revolving credit facility contain restrictions on our ability to pay dividends.

SEVERAL PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR STOCKHOLDERS

   Our certificate of incorporation and bylaws and the General Corporation Law of the State of Delaware contain provisions that could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. In particular, the classification of our Board of Directors may delay or impede the removal of incumbent directors and therefore could have the effect of delaying a change in control. In addition, our certificate of incorporation authorizes the Board of Directors to issue shares of our preferred stock, in one or more series, without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. Any such issuances of preferred stock could make it more difficult for a third party to acquire control of us.

THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED SIGNFICANTLY

   The market price of our common stock has fluctuated over a wide range since it began trading publicly after our initial public offering in October 1997. During calendar year 1998, the high last reported sale price of our common stock on the Nasdaq National Market was $25.50 and the low last reported sale price of our common stock was $8.31. The market price may continue to fluctuate in the future.

   The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things,

  .  the depth and liquidity of the trading market for our common stock

  . quarterly variations in actual or anticipated operating results and growth rates

  .  changes in estimates by analysts

  .  market conditions in the industry

  .  announcements by competitors

  .  regulatory actions and

  .  general economic conditions.

   In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These fluctuations have particularly affected the market prices of the stocks of telecommunications companies.

   Any of these events would likely result in a material adverse effect on the market price of our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors" beginning on page 1 of this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, further events or otherwise.

   As used in this prospectus and the accompanying prospectus supplement, "ITC/\DeltaCom" means ITC/\DeltaCom, Inc., a Delaware corporation.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

   This prospectus and the accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

   This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

 450 Fifth Street, N.W.      7 World Trade Center      500 West Madison Street
        Room 1024                 Suite 1300                 Suite 1400
 Washington, D.C. 20549    New York, New York 10048    Chicago, Illinois 60661

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   Our common stock is quoted on The Nasdaq National Market under the symbol "ITCD," and our SEC filings can also be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of initial filing and prior to the effectiveness of the registration statement of which this prospectus is a part, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

  . Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, filed with the SEC on March 25, 1999.

  . Description of our common stock included in a registration statement on Form 8-A, filed with the SEC on October 22, 1997, including any amendments or reports filed for the purpose of updating that description.

   You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (706) 645-3880 between the hours of 9:00 a.m. and 4:00 p.m., West Point, Georgia local time:

                               ITC/\DeltaCom, Inc.
                         Attention: Investor Relations
                            1241 O.G. Skinner Drive
                           West Point, Georgia 31833

                              ABOUT ITC/\DELTACOM

   We provide integrated voice and data telecommunications services on a retail basis to mid-sized and major regional businesses in the southern United States. We are also a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States.

Our Retail Services Segment

   We provide integrated retail telecommunications services to mid-sized and major regional businesses in a bundled package tailored to the business customer's specific needs. These Retail Services include:

  .  local exchange telephone services;

  .  long distance services;

  .  calling, calling card and operator services;

  . Asynchronous Transfer Mode, or ATM, frame relay, high capacity broadband private line services;

  .  Internet, Intranet and Web page hosting and development services; and

  .  customer premise equipment sales, installation and repair.

   In connection with offering local exchange services, we have entered into interconnection agreements with the following incumbent local exchange carriers:

  .  BellSouth Telecommunications, Inc., for all of its markets;

  .  GTE Corporation, for its Alabama market; and

  .  Sprint Corporation, for its Florida markets.

   The interconnection agreements allow us to resell the local exchange services of the incumbent carrier and to interconnect our network with their networks. This allows us to offer local exchange services to our current customer base and to enter new markets with minimal capital expenditures. We intend to complete interconnection agreements with GTE, SBC and Sprint for certain other markets that we serve or intend to serve.

Our Carriers' Carrier Services Segment

   We also provide wholesale long-haul services, which we call our "Carriers' Carrier Services," to other telecommunications carriers. This means we sell capacity on our network to, and switch and transport telecommunications traffic for, such carriers. Our Carriers' Carrier customers include AT&T Corp., MCI WorldCom, Inc., Sprint Corporation, Cable & Wireless Communications, Inc., and Allnet Communications Services, Inc. d/b/a Frontier Communications Services.

Our Principal Executive Offices, Telephone Number And Internet Address

   Our headquarters are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, our telephone number at this address is (706) 645-3880 and our Internet Web site is located at http://www.itcdeltacom.com. Information contained on our Web site is not, and should not be deemed to be, a part of this prospectus.

                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used:

  . to fund an accelerated market expansion of our telecommunications business, including expansion of our fiber optic network, expansion of our Internet service provider local telecommunications services and the opening of new sales offices; and

  .  for additional working capital and other general corporate purposes.

   The precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities.

   As part of our business strategy, we intend to continue to evaluate potential acquisitions, joint ventures and strategic alliances in areas such as wireline and wireless services, network construction and infrastructure and Internet access. We have no definitive agreement with respect to any acquisition, although from time to time we have discussions with other companies and assess opportunities on an on-going basis. A portion of the net proceeds from the sale of offered securities may be used to fund any such acquisitions, joint ventures or strategic alliances.

   When we offer a particular series of offered securities, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the specific application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in short-term, interest-bearing instruments or other investment-grade debt securities or to reduce any indebtedness outstanding under our secured revolving bank credit facility.

                                 ERISA MATTERS

   ITC/\DeltaCom and its subsidiaries may each be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act, or a "disqualified person," within the meaning of Section 4975 of the Internal Revenue Code, with respect to many employee benefit plans that are subject to ERISA. The purchase of offered securities by an ERISA plan, including an individual retirement plan, that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Internal Revenue Code and with respect to which ITC/\DeltaCom or any of its affiliates is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or the Internal Revenue Code, unless such offered securities are acquired pursuant to and in accordance with an applicable federal statutory exemption, or administrative exemption issued on a class-wide basis by the United States Department of Labor. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

                         RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth ITC/\DeltaCom's ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. ITC/\DeltaCom has 1,480,771 shares of Series A Preferred Stock issued and outstanding. No dividends have been declared or have accrued on this preferred stock. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

   The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income from continuing operations before income taxes and fixed charges and preferred stock dividends by total fixed charges and preferred stock dividends. Fixed charges represent interest expense (including capitalized interest), the amortization of debt issuance costs, and the portion of rental expense that represents interest.

                                                          Fiscal Year
                                                 ------------------------------
                                                  1998   1997  1996  1995 1994
                                                 ------ ------ ----- ---- -----
                                                  (in thousands, except ratio
                                                             data)
Ratio of earnings to combined fixed charges and
 preferred stock
 dividends.....................................     --     --    --  --    2.65
Deficiency of earnings to combined fixed
 charges and preferred stock dividends.........  32,360 13,663 5,143 807   N/A

--------

                          DESCRIPTION OF COMMON STOCK

   The following description sets forth the general terms of the common stock which ITC/\DeltaCom may issue. The description set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to ITC/\DeltaCom's certificate of incorporation and bylaws, each of which will be made available upon request.

General

   Our certificate of incorporation provides that we have authority to issue 90,000,000 shares of our common stock, par value $.01 per share. At March 15, 1999, there were 51,553,197 shares of our common stock issued and outstanding.

   Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each holder is entitled, together with the holders of all other classes of stock entitled to attend the special and annual meetings of our stockholders, to cast one vote for each outstanding share of common stock held upon any matter or thing, including, without limitation, the election of one or more directors, properly considered and acted upon by the stockholders.

   Liquidation Rights. The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any dissolution, liquidation, or winding up of ITC/\DeltaCom, whether voluntary or involuntary, will become entitled to participate in the distribution of any assets of ITC/\DeltaCom remaining after ITC/\DeltaCom has paid, or provided for the payment of, all of its debts and liabilities and after ITC/\DeltaCom has paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends on an equal per-share basis, but only when and as declared by our Board of Directors. ITC/\DeltaCom has never paid cash dividends, and the terms of the indentures pursuant to which our senior notes have been issued restrict the payment of dividends in the future.

   No holder of our common stock has any preemptive right to subscribe for any of our securities, nor does any holder of our common stock have conversion rights. The rights, privileges, preferences and priorities of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Stock and shares of any series of Preferred Stock which we may designate and issue in the future. See "Description of Preferred Stock."

Some Important Charter and Statutory Provisions

   Our certificate of incorporation provides for the division of our Board of Directors into three classes of directors, each serving staggered, three-year terms. The certificate further provides that any alteration, amendment or repeal of certain sections of the certificate relating to the election and classification of the Board of Directors, indemnification and the vote requirements for such amendments to the certificate requires the approval of the holders of at least two-thirds of the shares entitled to vote thereon. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of ITC/\DeltaCom.

   ITC/\DeltaCom is subject to the provisions of Section 203 of the Delaware Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

  . on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder.

A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation's outstanding voting stock.

   The certificate of incorporation empowers our Board of Directors to redeem any of ITC/\DeltaCom's outstanding capital stock, at a price determined by the Board, which price shall be at least equal to the lesser of:

  . the fair market value as determined in accordance with the certificate of incorporation; or

  . in the case of a "Disqualified Holder," the lesser of fair market value or such holder's purchase price (if the stock was purchased within one year of such redemption) to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency.

A "Disqualified Holder" is any holder of shares of stock of ITC/\DeltaCom whose holding of that stock may result in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by ITC/\DeltaCom or any of its subsidiaries to conduct any portion of the business of ITC/\DeltaCom or any of its subsidiaries. Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments of their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting such ownership. Additionally, the FCC's rules may under certain conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

                        DESCRIPTION OF PREFERRED STOCK

   The following description sets forth the general terms of the preferred stock which ITC/\DeltaCom may issue. The description set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, the applicable certificate of designation to our certificate determining the terms of the related series of preferred stock and our bylaws, each of which will be made available upon request.

General

   Our certificate of incorporation authorizes our Board of Directors from time to time and without further stockholder action, to provide for the issuance of up to 5,000,00 shares of preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, our Board of Directors has not provided for the issuance of any series of preferred stock, other than the Series A Preferred Stock, and there are no agreements or understandings for the issuance of any other series of preferred stock. See "--Series A Preferred Stock." At March 15, 1999, there were 1,480,771 shares of our Series A Preferred Stock issued and outstanding.

   Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, our Board of Directors could adversely affect the voting power of the holders of our common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of ITC/\DeltaCom.

Series A Preferred Stock

   Conversion rights. Holders of Series A Preferred Stock have the right, at any time after March 14, 2002, to convert each share of Series A Preferred Stock into one share of our common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and other specified events.

   Liquidation rights. In the event of any dissolution, liquidation or winding up of ITC/\DeltaCom, whether voluntary or involuntary, holders of Series A Preferred Stock will be entitled to receive a distribution of $13.17 per share, plus any dividends declared and unpaid, prior to any payment or distribution of assets to holders of our common stock. Holders of our common stock will then be entitled to any equivalent distribution of $13.17 per share, plus any dividends declared and unpaid, out of the remaining assets of ITC/\DeltaCom. Holders of Series A Preferred Stock and our common stock will be entitled to share ratably in the distribution of any remaining assets of ITC/\DeltaCom, with holders of Series A Preferred Stock entitled to receive an amount equal to the distribution made in respect of the number of shares of common stock into which the Series A Preferred Stock is then convertible.

   Dividend rights. The holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors out of funds legally available therefor, dividends in an amount per share of Series A Preferred Stock equal to the dividends payable on the number of shares of common stock into which one share of Series A Preferred Stock is then convertible. So long as any shares of Series A Preferred Stock are outstanding, no dividends may be declared or paid on any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to dividends.

   No redemption rights. The Series A Preferred Stock is not subject to mandatory or optional redemption.

   Voting rights. Except as set forth in the following sentence, holders of Series A Preferred Stock have no voting rights. The affirmative vote of holders of at least two-thirds of the shares of Series A Preferred Stock outstanding is necessary for:

  . the authorization or issuance of any class of stock ranking prior to the Series A Preferred Stock as to dividends or the distribution of assets upon dissolution, liquidation or winding up of the Company;

  .  an increase in the authorized or issued amount of Series A Preferred
     Stock; or

  . the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provision of the certificate of incorporation that would affect any right, preference or voting power of the Series A Preferred Stock.

Terms of the Preferred Stock that We May Offer and Sell to You

   You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

  (1) the title and stated value of the preferred stock being offered;

  (2) the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

  (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

  (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

  (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered;

  (6) the provisions for a sinking fund, if any, for the preferred stock being offered;

  (7) the provisions for redemption, if applicable, of the preferred stock being offered;

  (8) any listing of the preferred stock being offered on any securities exchange or market;

  (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into common stock of ITC/\DeltaCom, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

  (10) voting rights, if any, of the preferred stock being offered;

  (11) whether interests in the preferred stock being offered will be represented by depositary shares;

  (12) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

  (13) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ITC/\DeltaCom;

  (14) any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ITC/\DeltaCom; and

  (15) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Rank

   Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of ITC/\DeltaCom, rank:

  (1) senior to all classes or series of common stock of ITC/\DeltaCom and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

  (2) on a parity with all equity securities issued by ITC/\DeltaCom other than those referred to in clauses 1 and 3; and

  (3) junior to all equity securities issued by ITC/\DeltaCom the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered,

   The term "equity securities" does not include convertible debt securities.

DISTRIBUTIONS

   Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of assets of ITC/\DeltaCom legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on the stock transfer books of ITC/\DeltaCom on such record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

REDEMPTION

   If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of ITC/\DeltaCom, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ITC/\DeltaCom, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of shares of capital stock of ITC/\DeltaCom ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of ITC/\DeltaCom, the holders of each series of preferred stock shall be entitled to receive out of assets of ITC/\DeltaCom legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of the remaining assets of ITC/\DeltaCom. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of ITC/\DeltaCom are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of ITC/\DeltaCom ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of preferred stock, the remaining assets of ITC/\DeltaCom shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of ITC/\DeltaCom with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of ITC/\DeltaCom, shall not be deemed to constitute a liquidation, dissolution or winding up of ITC/\DeltaCom.

VOTING RIGHTS

   Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

   Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or ITC/\DeltaCom's certificate if the amendment would:

  (1) increase or decrease the aggregate number of authorized shares of that series of preferred stock;

  (2) increase or decrease the par value of that series of preferred stock;
      or

  (3) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely,

   in which case the approval of proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

Conversion Rights

   The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the preferred stock or at ITC/\DeltaCom's option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

General

   ITC/\DeltaCom may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among ITC/\DeltaCom and the "depositary" named in the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by ITC/\DeltaCom to the depositary, ITC/\DeltaCom will cause the depositary to issue, on behalf of ITC/\DeltaCom, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from ITC/\DeltaCom upon request, and the statements made in this summary relating to the deposit agreement and the depositary receipts to be issued under the deposit agreement are summaries of provisions of the deposit agreement and the related depositary receipts. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of ITC/\DeltaCom, sell the property and distribute the net proceeds from the sale to the holders.

   No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

   Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

   Whenever ITC/\DeltaCom redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided ITC/\DeltaCom shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by any other equitable method determined by ITC/\DeltaCom.

   From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled the redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and ITC/\DeltaCom will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

   In the event of the liquidation, dissolution or winding up of ITC/\DeltaCom, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

   The depositary shares, as such, are not convertible into common stock or any other securities or property of ITC/\DeltaCom. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct ITC/\DeltaCom to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of ITC/\DeltaCom or other shares of stock, and ITC/\DeltaCom has agreed that upon receipt of those instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by ITC/\DeltaCom equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between ITC/\DeltaCom and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

   The deposit agreement may be terminated by ITC/\DeltaCom upon not less than 30 days prior written notice to the depositary if a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt. In addition, the deposit agreement will automatically terminate if:

  (1) all outstanding depositary shares shall have been redeemed;

  (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of ITC/\DeltaCom and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

  (3) each share of the related preferred stock shall have been converted into securities of ITC/\DeltaCom not so represented by depositary shares.

Charges of Preferred Stock Depositary

   ITC/\DeltaCom will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, ITC/\DeltaCom will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

   The depositary may resign at any time by delivering to ITC/\DeltaCom notice of its election to do so, and ITC/\DeltaCom may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The depositary will forward to holders of depositary receipts any reports and communications from ITC/\DeltaCom which are received by the depositary with respect to the related preferred stock.

   Neither the depositary nor ITC/\DeltaCom will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of ITC/\DeltaCom and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct, and ITC/\DeltaCom and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. ITC/\DeltaCom and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

   In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and ITC/\DeltaCom, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from ITC/\DeltaCom.

                            DESCRIPTION OF WARRANTS

General

   ITC/\DeltaCom may issue warrants to purchase its common stock, preferred stock, or depositary shares. ITC/\DeltaCom may issue warrants independently or together with any offered securities and may be attached to or separate from those offered securities. ITC/\DeltaCom will issue the warrants under warrant agreements to be entered into between ITC/\DeltaCom and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of ITC/\DeltaCom in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

  (1) the title of the warrants;

  (2) the designation, amount and terms of the securities for which the warrants are exercisable;

  (3) the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

  (4) the price or prices at which the warrants will be issued;

  (5) the aggregate number of warrants;

  (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  (7) the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  (8) if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  (11) the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

  (12) the maximum or minimum number of warrants which may be exercised at any time; and

  (13) information with respect to book-entry procedures, if any.

Exercise of Warrants

   Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, ITC/\DeltaCom will, as soon as practicable, forward the shares of preferred stock, shares of common stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS TO PURCHASE COMMON STOCK OR
                    PREFERRED STOCK AND STOCK PURCHASE UNITS

   Unless otherwise specified in the applicable prospectus supplement, ITC/\DeltaCom may issue stock purchase contracts, including contracts obligating holders to purchase from ITC/\DeltaCom, and ITC/\DeltaCom to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of:

  (1) a stock purchase contract and

  (2) preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts.

   The stock purchase contracts may require ITC/\DeltaCom to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

   The securities related to the stock purchase contracts will be pledged to a collateral agent, for the benefit of ITC/\DeltaCom, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to ITC/\DeltaCom's security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

   Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to ITC/\DeltaCom or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

General

   ITC/\DeltaCom may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock or common stock. ITC/\DeltaCom may issue subscription rights independently or together with any other offered security and which may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to ITC/\DeltaCom's stockholders, ITC/\DeltaCom may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering.
In connection with a subscription rights offering to ITC/\DeltaCom's stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to ITC/\DeltaCom's stockholders on the record date for receiving subscription rights in the subscription rights offering set by ITC/\DeltaCom.

   The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

  (1) the title of the subscription rights;

  (2) the securities for which the subscription rights are exercisable;

  (3) the exercise price for the subscription rights;

  (4) the number of subscription rights issued to each stockholder;

  (5) the extent to which the subscription rights are transferable;

  (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

  (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

  (8) the date on which the right to exercise the subscription rights shall commence, and the date on which the right shall expire;

  (9) the extent to which the subscription rights offering includes an over-subscription privilege with respect to unsubscribed securities; and

  (10) if applicable, the material terms of any standby underwriting arrangement entered into by ITC/\DeltaCom in connection with the subscription rights offering.

Exercise of Subscription Rights

   Each subscription right will entitle the holder of subscription rights to purchase for cash the number of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

   Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, ITC/\DeltaCom will, as soon as practicable, forward the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, ITC/\DeltaCom may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

   ITC/\DeltaCom may sell the offered securities:

  .  directly to purchasers;

  .  through agents;

  .  through dealers;

  .  through underwriters;

  .  directly to its stockholders; or

  .  through a combination of any of these methods of sale.

   In addition, ITC/\DeltaCom may issue the offered securities as a dividend or distribution.

   We may effect the distribution of the offered securities from time to time in one or more transactions either:

  .  at a fixed price or prices, which may be changed;

  .  at market prices prevailing at the time of sale;

  .  at prices related to such prevailing market prices; or

  .  at negotiated prices.

   ITC/\DeltaCom may directly solicit offers to purchase offered securities. Agents designated by ITC/\DeltaCom from time to time may also solicit offers to purchase offered securities. Any agent designated by ITC/\DeltaCom, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by ITC/\DeltaCom to such agent will be set forth in the prospectus supplement.

   If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, ITC/\DeltaCom will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

   If an underwriter is, or underwriters are, utilized in the sale, ITC/\DeltaCom will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriter may be deemed to have received compensation from ITC/\DeltaCom in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by ITC/\DeltaCom to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

   Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to ITC/\DeltaCom's stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to ITC/\DeltaCom's stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by ITC/\DeltaCom. If ITC/\DeltaCom does not enter into a standby underwriting arrangement in connection with a subscription rights offering to ITC/\DeltaCom's stockholders, ITC/\DeltaCom may elect to retain a dealer-manager to manage such a subscription rights offering for ITC/\DeltaCom. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by ITC/\DeltaCom.

   Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with ITC/\DeltaCom, to indemnification by ITC/\DeltaCom against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, ITC/\DeltaCom in the ordinary course of business.

   If so indicated in the applicable prospectus supplement, ITC/\DeltaCom will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that:

  . the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and

  . if the offered securities are also being sold to underwriters, ITC/\DeltaCom shall have sold to such underwriters the offered securities not sold for delayed delivery.

   The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

   Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

   The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

                                 LEGAL MATTERS

   The validity of the offered securities will be passed upon for ITC/\DeltaCom by Hogan & Hartson L.L.P., Washington, D.C., special counsel for ITC/\DeltaCom. Hogan & Hartson L.L.P. also provides legal services to affiliated companies of ITC/\DeltaCom and Campbell B. Lanier, III. Anthony S. Harrington, a partner of the firm, beneficially owns 159,744 shares of Common Stock of ITC/\DeltaCom. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                    EXPERTS

   The consolidated balance sheets of ITC/\DeltaCom, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 and the related schedule incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                  $300,000,000


                                ITC/\DeltaCom LOGO


                         Common Stock, Preferred Stock,
                          Depositary Shares, Warrants,
                      Subscription Rights, Stock Purchase
                       Contracts to Purchase Common Stock
                          or Preferred Stock and Stock
                                 Purchase Units





                                   Prospectus

                               Dated       , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by ITC/\DeltaCom in connection with the issuance and distribution of the securities being registered:

   Registration Fee................................................... $ 83,400
   Printing and Duplicating Expenses..................................  220,000
   Legal Fees and Expenses............................................  200,000
   Accounting Fees and Expenses.......................................  100,000
   Miscellaneous......................................................  100,000
                                                                       --------
     Total............................................................ $703,400

Item 15. Indemnification of Directors and Officers

   Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

   ITC/\DeltaCom's Restated Certificate of Incorporation contains provisions that provide that no director of ITC/\DeltaCom shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to ITC/\DeltaCom or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. Under the Amended and Restated Bylaws of ITC/\DeltaCom, ITC/\DeltaCom is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, ITC/\DeltaCom has entered into indemnity agreements with each of its directors pursuant to which ITC/\DeltaCom has agreed to indemnify the directors as permitted by the DGCL. ITC/\DeltaCom has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, ITC/\DeltaCom has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

   *1.1 Form of Underwriting Agreement
    4.1 Form of Common Stock Certificate of the Company (Filed as Exhibit 4.1 to Registration Statement on Form S-1, as amended, File No. 333-36683, and incorporated herein by reference).
    4.2 Certificate of Designations of Series A Preferred Stock (included as
        Attachment 1 to the Company's Restated Certificate of Incorporation filed as Exhibit 3.1 to Registration Statement on Form S-4, as amended, File No. 333-71735, and incorporated herein by reference).
  **5.1 Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.
   12.1 Statement Regarding Computation of Ratios (Filed as Exhibit 12.1 to the
        Company's Annual Report on Form 10-K for the year ended December 31,
        1998, Commission File No. 0-23252, and incorporated herein by reference).
   23.1 Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).
 **23.2 Consent of Arthur Andersen LLP, independent public accountants.
   24.1 Power of Attorney (included in signature page).

--------
* To be filed by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

** Filed herewith.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Securities offered herein, and the offering of such Offered Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Securities offered herein, and the offering of such Offered Securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (e) The undersigned Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on this 12th day of April, 1999.

                                          ITC/\DELTACOM, INC.

                                                   /s/ Douglas A. Shumate
                                          By: _________________________________
                                                     Douglas A. Shumate
                                                 Senior Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Campbell B. Lanier, III, Andrew M. Walker and Douglas A. Shumate, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 12th day of April, 1999.

              Signature                          Title
              ---------                          -----

                  *                    Chairman, Director
______________________________________
       Campbell B. Lanier, III

                  *                    Chief Executive Officer,
______________________________________  Vice Chairman and
           Andrew M. Walker             Director (Principal
                                        executive officer)

        /s/ Douglas A. Shumate         Senior Vice President and
______________________________________  Chief Financial Officer
          Douglas A. Shumate            (Principal financial
                                        officer and principal
                                        accounting officer)

                  *                    Director
______________________________________
           Donald W. Burton


              Signature                          Title
              ---------                          -----

                  *                    Director
______________________________________
       Malcolm C. Davenport, V

                  *                    Director
______________________________________
           Robert A. Dolson

                  *                    Director
______________________________________
           O. Gene Gabbard

                  *                    Director
______________________________________
           William T. Parr

                  *                    Director
______________________________________
        William H. Scott, III

                  *                    Director
______________________________________
         William B. Timmerman

        /s/ Douglas A. Shumate
______________________________________
          Douglas A. Shumate
           Attorney-In-Fact

                               INDEX TO EXHIBITS

   *1.1 Form of Underwriting Agreement
    4.1 Form of Common Stock Certificate of the Company (Filed as Exhibit 4.1 to Registration Statement on Form S-1, as amended, File No. 333-36683, and incorporated herein by reference).
    4.2 Certificate of Designations of Series A Preferred Stock (included as
        Attachment 1 to the Company's Restated Certificate of Incorporation filed as Exhibit 3.1 to Registration Statement on Form S-4, as amended, File No. 333-71735, and incorporated herein by reference).
  **5.1 Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.
   12.1 Statement Regarding Computation of Ratios (Filed as Exhibit 12.1 to the
        Company's Annual Report on Form 10-K for the year ended December 31,
        1998, Commission File No. 0-23252, and incorporated herein by reference).
   23.1 Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).
 **23.2 Consent of Arthur Andersen LLP, independent public accountants.
   24.1 Power of Attorney (included in signature page).

--------
*To be filed by a Current Report on Form 8-K pursuant to Regulation S-K, Item
 601(b).

** Filed herewith.

                                       1